Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-129884, 333-134280, 333-142701, 333-160496, 333-167925, 333-185433, 333-199304, 333-220804, 333-228291, 333-238090, 333-241698 and 333-263983) on Form S-8 and Registration Statements (Nos. 333-134279, 333-141014, 333-162160, 333-229555, and 333-266841) on Form S-3 of Alaunos Therapeutics, Inc. of our report dated April 1, 2024, relating to the financial statements of Alaunos Therapeutics, Inc., appearing in this Annual Report on Form 10-K of Alaunos Therapeutics, Inc. for the year ended December 31, 2024.

As discussed in Note 3 to the financial statements, the 2023 financial statements have been retrospectively adjusted to apply the reverse stock split effective July 17, 2024. We have not audited the adjustments to the 2023 financial statements for this reverse stock split, as described in Note 3.

/s/ RSM US LLP

Boston, Massachusetts

March 31, 2025